Exhibit 10.23

ESCROW EXTENSION AGREEMENT

THIS ESCROW EXTENSION AGREEMENT (the “Extension Agreement”) is made by and among THE GREATER ORLANDO AVIATION AUTHORITY, a public and governmental body created as an agency of the City, existing under and by virtue of the laws of the State of Florida, whose mailing address is One Jeff Fuqua Boulevard, Orlando, Florida 32827-4399 (the “Authority”), and ALL ABOARD FLORIDA – OPERATIONS LLC, a Delaware limited liability company authorized to conduct business in Florida, whose mailing address is 2855 LeJeune Road, 4th Floor, Coral Gables, Florida, 33134 (“Rail Company”), joined by the CITY OF ORLANDO, a municipal corporation created by and existing under the laws of the State of Florida, whose address is P.O. Box 4990, 400 S. Orange Avenue, Orlando, Florida 32802-4990 (the “City”).

W I T N E S S E T H :

WHEREAS, the Parties entered into that certain Rail Line Easement Agreement dated of January 22, 2014, as amended by that certain First Amendment to the Rail Line Easement Agreement dated October 3, 2014 and that certain Second Amendment to the Rail Line Easement Agreement dated October 26, 2015 (collectively the “Easement Agreement”), which governs the parties rights and obligations related to the development of an inter-city rail project at the Orlando International Airport, that certain Premises Lease and Use Agreement with an effective date of January 22, 2014, as amended by that certain First Amendment to the Premises Lease and Use Agreement dated September 25, 2014 (collectively the “Lease Agreement”), which governs the parties right and obligations related to the development of the Rail Station Building and the Rail Company Premises and that certain Vehicle Maintenance Facility Ground Lease Agreement dated January 22, 2014, as amended by that certain First Amendment to the Vehicle Maintenance Facility Ground Lease Agreement dated October 28, 2015 (collectively the “VMF Agreement”) (the Easement Agreement, Lease Agreement and VMF Agreement shall be collectively referred to as the “Escrow Agreements”); and

WHEREAS, the Escrow Agreements are being held in escrow pursuant to the terms of the Easement Agreement until December 31, 2015 at which time all Escrow Conditions must be met; and

WHEREAS, Rail Company has requested an extension of one (1) year to the Escrow Term until December 31, 2016 to meet all the Escrow Conditions; and

WHEREAS, the Authority has designed, engineered and permitted the Rail Station Building and is ready, willing and able to issue a contract to begin construction upon satisfaction of all Escrow Conditions; and

WHEREAS, the Authority and Rail Company have agreed on the required security from Rail Company to allow the Authority to approve the Escrow Term extension and initiate construction of the Rail Station Building prior to satisfaction of all Escrow Conditions; and

WHEREAS, the Parties agree to amend the Escrow Agreements to extend the Escrow Term until December 31, 2016, subject to the terms and conditions contained in this Extension Agreement

NOW, THEREFORE, for and inconsideration of the premises and of the mutual covenants hereinafter contained, the parties hereto do hereby agree as follows:

1.             Recitals. The above recitals are true and correct and are hereby incorporated herein by this reference.

2.             Definitions. Capitalized terms shall have the same meaning as set forth in the Escrow Agreements or as defined herein.

3.             Escrow Term Extension. The Authority agrees to extend the Escrow Term until December 31, 2016 (the “Escrow Extension”). The Escrow Extension is conditioned upon the following actions of the Rail Company to occur on or before December 31, 2015.

a.
Letter of Credit. Rail Company shall provide an irrevocable evergreen letter of credit in favor of the Authority in an amount of Ten Million Dollars and No/100 ($10,000,000.00) in a form subject to final approval in the sole and absolute discretion of the Authority (the “Letter of Credit”). The Letter of Credit secures the first three and one-half (3.5) years of rental payments for the Premises, including the Platform, under the Lease Agreement to ensure sufficient funds exist for repayment of the Florida Department of Transportation (“FDOT”) loan and for operation and maintenance of the Rail Station Building. The Authority shall be able to draw upon the Letter of Credit annually beginning upon the Substantial Completion date of the South Airport APM Complex in an amount equal to the annual rent payments for the Premises, including the Platform, and continue to draw annually until the earlier to occur of (i) the Rail Company initiates revenue operation of its Rail Transportation Business and makes its first timely rent payment or deemed payment pursuant to the Lease Agreement (“Revenue Operations”) or (ii) the Letter of Credit is exhausted. If the Authority draws on the Letter of Credit in a year in which the Rail Company commences Revenue Operations, the Rail Company shall be deemed to have made the Rent Payments for the portion of the year for which a draw was made on the Letter of Credit. Further, upon the commencement of Revenue Operations, the Letter of Credit shall be returned to the Rail Company:

If the Escrow Conditions have not been met prior to December 31, 2016, Rail Company shall be entitled to an additional one (1) year extension until December 31, 2017 if Rail Company has either (1) prior to December 31, 2016, obtained financing in the form of documented loans, documented equity commitments and/or cash on hand in forms reasonably acceptable to the Authority, required to fund Rail Company’s infrastructure (including train sets) to bring the Rail Transportation Business to the Orlando International Airport or (2) (i) Rail Company shall close on the purchase of all right-of-way (by fee, lease or easement) required to construct its Rail Transportation Business infrastructure from the existing Florida East Coast Railway L.L.C. rail right of way east to the eastern edge of the Orlando International Airport property prior to December 31, 2016 (with it being understood that the failure of the Authority to exchange property with the Central Florida Expressway Authority shall not cause the failure of this condition) and (ii) within one hundred eighty (180) days from the Effective Date of this Extension Agreement, at no cost to the Authority, Rail Company shall deliver to the Authority a full set of 100% complete engineering drawings for the Critical Rail Corridor Improvements.

The provisions of this section 3(a) shall survive the expiration or early termination of this Extension Agreement.

b.
Rail Company Contribution. Rail Company shall provide Eight Million Dollars and No/100 ($8,000,000.00) in the form of a wire transfer to the Authority (the “Station Contribution”). The purpose of the Station Contribution is to provide funds to allow the Authority to design, engineer, permit and construct the Rail Station Building as designed, including passenger vertical circulation between the hold room and the Platform consisting of two (2) pair of passenger elevators, two (2) pairs of escalators, two (2) sets of stairwells and a full rain canopy covering at minimum to beyond the entire 850’ length of the Rail Company’s longest length of passenger cars, excluding the locomotives. The Station Contribution shall be non-refundable and shall not be credited towards the rental payments or Purchase Price of the Rail Line Easement and Rail Line Slope and Drainage Easement. The canopy and/or the escalators funded by the Station Contribution shall be deemed Improvements as defined in the Lease Agreement and owned by the Rail Company pursuant to Section 6.06 of the Lease Agreement. The Authority warrants that the Rail Station Building shall be constructed pursuant to the plans approved by the Rail Company, which shall include passenger vertical circulation between the hold room and the Platform consisting of two (2) pair of passenger elevators, two (2) pairs of escalators, two (2) sets of stairwells and a full rain canopy covering at minimum to beyond the entire 850’ length of the Rail Company’s longest length of passenger cars, excluding the locomotives.

c.
Amendment to Escrow Agreements. Rail Company shall enter into amendments to the Escrow Agreements to modify terms impacted by the Escrow Extension. The main items to be amended in each agreement are listed below.

i.       Easement Agreement

1.
Upon another entity entering into an agreement with the Authority and thereafter being prepared to initiate construction within the Rail Corridor, the Authority may, in its sole and absolute discretion, elect to allow such entity to construct the Critical Rail Corridor Improvements. Upon the Authority making said election, the Authority shall provide written notice of said determination to Rail Company which shall include the name and contact information of the entity prepared to initiate construction. If not already provided, Rail Company shall cause the design documents for the Critical Rail Corridor Improvements to be completed and delivered to the Authority upon completion, but not later than one hundred eighty (180) days after the Effective Date, together with all necessary assignments and warranties subject to the limitations set forth in the Rail Company’s agreement with the engineering firm, and any permits obtained solely with respect thereto. The Rail Company shall not receive a credit associated with the Critical Rail Corridor Improvements constructed or funded by such other entity, but shall receive a credit for any Critical Rail Corridor Improvements constructed or funded by Rail Company, the cost of the design of the Critical Rail Corridor Improvements and the cost of any permit with respect thereto. Subsequent to assignment of the design drawings, Authority agrees to consult with Rail Company regarding any change in the design of the Critical Rail Corridor Improvements that would have an impact on Rail Company’s ability to utilize the Rail Corridor within the Rail Line Easement. If the right to construct the Critical Rail Corridor Improvements has been assigned to another entity, the Rail Company satisfies all Escrow Conditions, a timeline for completion of the Rail Company Improvements is agreed to by the parties and the Rail Company is not able to proceed with construction of its Improvements within the Rail Corridor or commence Revenue Operations due to a delay caused by the other entity’s construction of the Critical Rail Corridor Improvements, then Rail Company is entitled to a day for day delay in the Rent Commencement Date for the Lease Agreement or if the Rent Commencement Date has occurred pursuant to the terms of this Agreement, a day per day credit against the Annual Rent due under the Lease Agreement.

2.	Extension of Escrow until December 31, 2016, with the ability to extend for one (1) additional year, subject to conditions herein.

The provisions of this Section 3c.i. shall survive the expiration or early termination of this Extension Agreement.

ii.      Lease Agreement

1.	Rent payments to begin upon Substantial Completion (as defined in the Lease Agreement) of the South Airport APM Complex.

2.	Rent is to be adjusted as of the break of escrow based on the formula set forth in the Lease Agreement.

3.
The amount of the Performance Security shall increase from an amount equal to three (3) months’ annual rental payable by Rail Company pursuant to Article 4 to increase to an amount equal to one (1) year of annual rental payments.

4.	Revise the definition of Primary Infrastructure Work to include the new revised list and associated costs and require funding prior to January 20, 2015 Authority Board agenda.

iii.     VMF Agreement

1.	Revise to recognize possibility of reduction of the credit related to the Critical Rail Corridor Improvements if a portion of the work is performed by another entity as set forth in Section 3.c.i.l.

2.	Revise to recognize limitation of liability as to Sun Rail at-grade crossing consistent with the statutory approach currently contemplated for Tri-Rail.

4.          Restriction as to Alternative Station Site. Rail Company agrees not to engage in any negotiations or discussions with any third party to locate an alternate terminal rail station within the Orlando Metropolitan Statistical Area. Upon the Rail Company’s breach of this restriction, the extension to the Escrow Term shall terminate and the Authority shall be entitled to retain the Station Contribution, the Letter of Credit and the engineering drawings.

5.          General Provisions.

(a)          Nonwaiver. No waiver of default by either party of any of the terms, covenants, or conditions of this Extension Agreement to be performed, kept, and observed by the other party shall be construed to be or act as a waiver of any subsequent default of any of the terms, covenants, and conditions to be performed, kept, and observed by the other party and shall not be deemed a waiver of any right on the part of the other party to cancel this Extension Agreement as provided herein.

(b)          Performance. The parties expressly agree that time is of the essence in this Extension Agreement. Failure by a party to complete performance within the time specified, or within a reasonable time if no time is specified herein, shall relieve the other party, without liability, of any obligation to accept such performance (subject to Force Majeure Events).

(c)           Waiver of Jury Trial. RAIL COMPANY, CITY AND THE AUTHORITY HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATED TO, ARISING OUT OF OR IN CONNECTION WITH THE TERMS, CONDITIONS, AND COVENANTS OF THIS EXTENSION AGREEMENT. Initials______ Initials______ Initials_____

(d)          No Individual Liability. No member, officer, agent, director, or employee of the Authority or Rail Company shall be charged personally or held contractually liable by or to the other party under the terms or provisions of this Extension Agreement or because of any breach thereof or because of its or their execution or attempted execution.

(e)          Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent, partners, joint ventures, or any other similar such relationship between the parties hereto. It is understood and agreed that neither the method of computation of rentals, fees, and charges, nor any other provisions contained herein, nor any acts of the parties hereto, creates a relationship other than the relationship of landlord and tenant.

(f)           Capacity to Execute. The individuals executing this Extension Agreement have full authority to execute this Extension Agreement on behalf of the entity for whom they are acting herein.

(g)          No Construction Against the Drafter. The parties hereto acknowledge that they have thoroughly read this Extension Agreement, including any exhibits or attachments hereto and have sought and received whatever competent advice and counsel was necessary for them to form a full and complete understanding of all rights and obligations herein. The parties further acknowledge that this Extension Agreement is the result of extensive negotiations between the parties and shall not be construed more strictly against the Authority or Rail Company by reason of the preparation of this Extension Agreement by one of the parties.

(h)          Incorporation of Exhibits. All exhibits and attachments referred to in this Extension Agreement are intended to be and are hereby specifically made a part of this Extension Agreement.

(i)           Titles. Paragraph titles are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope or extent of any provision of this Extension Agreement.

(j)           Severability. In the event that any covenant, condition, or provision of this Extension Agreement is held to be invalid by any court of competent jurisdiction, the invalidity of such covenant, condition, or provision shall not materially prejudice either the Authority or Rail Company in their respective rights and obligations contained in the valid covenants, conditions, or provisions of this Extension Agreement.

(k)          Other Agreements; Amendments. Nothing contained in this Extension Agreement shall be deemed or construed to nullify, restrict, or modify in any manner the provisions of any other lease or contract between the Authority and Rail Company authorizing the use of the Airport, its facilities, and appurtenances. This Extension Agreement constitutes the entire agreement between the parties hereto with respect to the extension of the date to satisfy the Escrow Conditions and, until satisfaction of the Escrow Conditions, the Authority’s right to elect a third party to complete the Critical Rail Corridor Improvements. This Extension Agreement may not be modified or amended verbally. Any modification or amendment shall be binding on the parties hereto only if such modification or amendment is in writing and signed by both the Authority and Rail Company and joined by the City. No waiver of any of the provisions in this Extension Agreement shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

(1)        Approvals. Unless otherwise stated, whenever this Extension Agreement calls for approval by the Authority, such approval shall be evidenced by the written approval of the Executive Director.

(m)       Notice. Any notices which may be permitted or required hereunder shall be in writing and shall be deemed to have been duly given as of (i) the date and time the same are personally delivered at the address set forth below, (ii) on the same day if sent between 8:00 A.M. and 5:00 P.M. on Monday through Friday via facsimile transmission to the respective facsimile numbers set forth below, with receipt acknowledged upon transmission as evidenced by a contemporaneous writing, or (iii) within three (3) days after depositing with the United States Postal Service, postage prepaid by registered or certified mail, return receipt requested, (iv) within one (1) business day after depositing with Federal Express or other overnight delivery service from which a receipt or written confirmation may be obtained, and addressed as follows:

i.          If intended for the Authority, notices shall be delivered to:

Executive Director
Greater Orlando Aviation Authority
Orlando International Airport
One Jeff Fuqua Boulevard
Orlando, FL 32827-4399
Telephone:         (407) _________
Telecopy:           (407) _________

With a copy to:

Marchena and Graham, P.A.
976 Lake Baldwin Lane, Suite 101
Orlando, FL 32814
Attn: Marcos R. Marchena, Esq.
Telephone:           (407) 658-8566
Telecopy:             (407) 281-8564

City of Orlando, Florida
400 South Orange Avenue
Orlando, FL 32801
Attn: Chief Administrative Officer
Telephone:            (407) 246-2221
Telecopy:              (407) 246-2842

City of Orlando, Florida
400 South Orange Avenue, Third Floor
Orlando, FL 32801
Attn: City Attorney’s Office
Telephone: (407) 246-2295
Telecopy: (407)___________

or to such other address as may be designated by the Authority by written notice to Rail Company.

ii.	Notices to Rail Company shall be delivered to:

All Aboard Florida – Operations LLC
2855 LeJeune Road, 4th Floor
Coral Gables, FL 33134
Attention: P. Michael Reininger
Telephone: (305) 520-2300
Telecopy: (305) ___________

With a copy to:

All Aboard Florida – Operations LLC
2855 LeJeune Road, 4th Floor
Coral Gables, FL 33134
Attention: Kolleen O. P. Cobb
Telephone: (305) 520-2300
Telecopy: (305) 520-2400

Akerman Senterfitt
350 East Las Olas Boulevard, Suite 1600
Fort Lauderdale, FL 33301
Attention: Eric D. Rapkin
Telephone: (954) 759-8962
Telecopy: (954) 847-5350

or to such other address as may be designated by Rail Company by written notice to the Authority.

(n)          Agent For Service. It is expressly understood and agreed that if Rail Company is not a resident of the State of Florida, or is an association or partnership without a member or partner resident of said state, Rail Company shall appoint an agent for the purpose of service of process in any court action between it and the Authority arising out of or based upon this Extension Agreement. Rail Company shall, upon request, notify the Authority, in writing, of the name and address of said agent. Such service shall be made as provided by the laws of the State of Florida for service upon a non-resident engaging in business in the State.

(o)          Governing Law and Legal Forum. This Extension Agreement is to be read and construed in accordance with the laws of the State of Florida. Exclusive venue for all dispute resolution, including litigation, concerning or arising out of this Extension Agreement shall be in Orange County, Florida. The parties submit to the personal jurisdiction of the state and federal courts in and for Orange County, Florida.

(p)          Force Majeure. Should any fire or other casualty, act of nature, earthquake, flood, hurricane, lightning, tornado, epidemic, landslide, war, terrorism, riot, civil commotion, general area-wide unavailability of materials, strike, labor dispute, governmental laws or regulations, delays caused by the other party to this Agreement, or other occurrence beyond Rail Company’s or the Authority’s reasonable control, prevent performance of this Agreement in accordance with its provisions (each, a “Force Majeure Event”), provided that such Force Majeure Event does not arise by reason of the negligence or misconduct of the performing party, performance of this Agreement by either party shall be suspended or excused to the extent commensurate with such occurrence.

(q)          Public Entity Crimes Act.

Section 287.133(2)(a), Florida Statutes, provides that:

An entity under the control of any natural person who is active in the management of the entity and who has been convicted of a public entity crime. The term “affiliate” includes those officers, directors, executives, partners, shareholders, employees, members, and agents who are active in the management of an affiliate. The ownership by one person of shares constituting a controlling interest in another person, or a pooling of equipment or income among persons when not for fair market value under an arm’s length agreement, shall be a prima facie case that one person controls another person. A person who knowingly enters into a joint venture with a person who has been convicted of a public entity crime in Florida during the preceding 36 months shall be considered an affiliate.

(r)           Third-Party Beneficiary. The parties hereto agree that the City is a third party beneficiary to this Extension Agreement with full rights of enforcement herein. Otherwise, except for the City, there are no third-party beneficiaries to this Extension Agreement.

(s)           Recording. This Extension Agreement shall not be recorded.

(t)           Estoppel Certificates. Each of the parties shall, from time to time, upon thirty (30) days’ written request, provide to the requesting party or any other person identified by the requesting party with an estoppel certificate stating whether the other party is in default hereunder, whether this Extension Agreement is in full force and effect, whether this Extension Agreement has been modified, and containing such other certifications as may be reasonably requested.

(u)          Effective Date. The Effective Date of this Extension Agreement is date that the last party fully executes same.

IN WITNESS WHEREOF, the parties hereto have each caused this Extension Agreement to be executed by its authorized representative on the date so indicated below.

“GOAA”
GREATER ORLANDO AVIATION
AUTHORITY
ATTEST:
	By:	/s/ Phillip N. Brown
/s/ Dayci S. Burnette-Snyder		Phillip N. Brown, A.A.E.,
Dayci S. Burnette-Snyder,		Executive Director
Assistant Secretary
Date: December 23, 2015

APPROVED AS TO FORM AND LEGALITY this 21st day of December, 2015, for the use and reliance by the GREATER ORLANDO AVIATION AUTHORITY, only.

Marchena and Graham, P.A., Counsel.

By:	/s/ Marchena and Graham, P.A.
Marchena and Graham, P.A.

STATE OF FLORIDA
COUNTY OF ORANGE

Before me, the undersigned authority, duly authorized under the laws of the State of Florida to take acknowledgments, this day personally appeared Phillip Brown and Dayci S. Burnette-Snyder respectively Executive Director and Deputy Director of the Greater Orlando Aviation Authority, who are personally known to me to be the individuals and officers described in and who executed the foregoing instrument on behalf of said Greater Orlando Aviation Authority, and severally acknowledged the execution thereof to be their free act and deed as such officers and that they were duly authorized so to do.

In witness whereof, I have hereunto set my hand and official seal at Orlando, in the County of Orange, State of Florida, this 23 day of December, 2015.

/s/ ALBA L. Bueno
Notary Public
My commission expires:

ALBA L. BUENO
NOTARY PUBLIC	Notary Public - State of Florida
STATE OF FLORIDA	Commission # FF 901087
My Comm. Expires Jul 19, 2019
Bonded through National Notary Assn.

ALL ABOARD FLORIDA –
OPERATIONS LLC

ATTEST:	/s/ Kolleen Cobb	By:	/s/ Michael Bradish

Printed Name:	Kolleen Cobb	Printed Name:	Michael Bradish

Title:	Secretary	Title:	Vice President

		Date:	December 17, 2015

TWO WITNESSES:
/s/ Jessica Alvarez
Printed Name:	Jessica Alvarez

/s/ Veronica Vargas
Printed Name:	Veronica Vargas

STATE OF FLORIDA	)
COUNTY OF Miami-Dade	)

The foregoing instrument was acknowledged before me this 17th day of December, 2015, by Michael Bradish, as Vice President of All Aboard Florida – Operations LLC, a Delaware limited liability company, on behalf of the limited liability company. He/She is personally known to me or produced a valid driver’s license as identification.

/s/ Jessica Alvarez
Notaty Public
NOTARY PUBLIC	Jessica Alvarez	Print Name:
STATE OF FLORIDA	MY COMMISSION # FF 030333	My commission expires:
EXPIRES: October 23, 2017
Bonded Thru Notary Public Underwriters

CITY OF ORLANDO, FLORIDA, a Florida municipal corporation

ATTEST:
By:	/s/ Celeste Brown	By:	/s/ Antonio Ortiz
Printed Name:	Celeste Brown	Printed Name:	Antonio Ortiz
Title:	City Clerk	Title:	Mayor Pro Tem

[Official Seal]		Date:	12/15/15

APPROVED AS TO FORM AND LEGALITY FOR THE USE AND RELIANCE OF THE CITY OF ORLANDO, ONLY, THIS 16 DAY OF Dec, 2015.

By:	/s/ Roy K. Payne
Title:	Chief Asst. City Attorney
Printed Name:	Roy K. Payne